Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791 mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2026 Financial Results

•
Record Second Quarter 2026 Revenues of $993.5 Million, Up 5.3% Compared to $943.7 Million in Prior Year Quarter
•
Second Quarter 2026 EPS of $1.99 and Adjusted EPS of $2.16, Compared to EPS and Adjusted EPS of $2.13 in Prior Year Quarter
•
Company Reaffirms Revenue Guidance, Updates EPS Guidance Range to Between $8.70 and $9.30 and Introduces Adjusted EPS Guidance Range of Between $9.10 and $9.70

Washington, D.C., July 30, 2026 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the second quarter ended June 30, 2026.

Second quarter 2026 record revenues of $993.5 million increased $49.8 million, or 5.3%, compared to revenues of $943.7 million in the prior year quarter. The increase was primarily driven by revenue growth in the Corporate Finance, Technology and Forensic and Litigation Consulting segments, which was partially offset by a $9.2 million decline in pass-through revenues. Net income of $57.8 million compared to $71.7 million in the prior year quarter. The decrease in net income was primarily due to higher direct costs, selling, general and administrative (“SG&A”) expenses and interest expense, which was partially offset by the increase in revenues and a lower income tax provision. Adjusted EBITDA of $104.5 million, or 10.5% of revenues, compared to $111.6 million, or 11.8% of revenues, in the prior year quarter. Second quarter 2026 Adjusted EBITDA excludes $6.6 million of Extraordinary Litigation-Related Expenses.1 Second quarter 2026 EPS of $1.99 compared to $2.13 in the prior year quarter. Second quarter 2026 EPS included the aforementioned Extraordinary Litigation-Related Expenses, which reduced EPS by $0.17. Second quarter Adjusted EPS of $2.16 compared to $2.13 in the prior year quarter.

Steven H. Gunby, CEO and Chairman of FTI Consulting, commented, “Our performance this quarter demonstrates, once again, the underlying power of this institution and the resilience created by our sustained, multiyear investments in great talent. As clients face ever more complicated and disrupted environments, the depth and breadth of our capabilities across our global platform are increasingly relevant. Though the event-driven nature of our business means we will always have zigs and zags someplace around the world, we continue to feel confident and excited about our multiyear trajectory.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $152.3 million for the quarter ended June 30, 2026 compared to $55.7 million for the quarter ended June 30, 2025. The year-over-year increase in net cash provided by

1 Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

operating activities was primarily due to higher cash collections and a decrease in forgivable loan issuances and income tax payments, which was partially offset by an increase in operating expense and compensation payments.

On June 3, 2026, FTI Consulting’s Board of Directors authorized the additional amount of $370.0 million to repurchase its outstanding shares of common stock under its stock repurchase program. During the quarter ended June 30, 2026, the Company repurchased 2,591,133 shares of its common stock at an average price per share of $150.84 for a total cost of $390.9 million. As of June 30, 2026, approximately $344.0 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $163.7 million at June 30, 2026 compared to $152.8 million at June 30, 2025 and $198.3 million at March 31, 2026. Total debt, net of cash, of $856.3 million at June 30, 2026 compared to $317.2 million at June 30, 2025 and $556.7 million at March 31, 2026. The sequential increase in total debt, net of cash, was primarily due to share repurchases.

Second Quarter 2026 Segment Results

Corporate Finance

Revenues in the Corporate Finance segment increased $32.2 million, or 8.5%, to $411.4 million in the quarter compared to $379.2 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates for transactions, transformation and turnaround & restructuring services, an increase in demand for transformation services, and higher success fees, which was partially offset by lower demand for turnaround & restructuring services. Segment operating income of $82.5 million compared to $78.1 million in the prior year quarter. Adjusted Segment EBITDA of $86.0 million, or 20.9% of segment revenues, compared to $81.7 million, or 21.5% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 7.8% increase in billable headcount, and higher SG&A expenses.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $7.7 million, or 4.1%, to $194.3 million in the quarter compared to $186.5 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates and demand for risk & investigations services, which was partially offset by lower demand for dispute advisory services. Segment operating income of $29.2 million compared to $29.1 million in the prior year quarter. Adjusted Segment EBITDA of $31.4 million, or 16.1% of segment revenues, compared to $31.2 million, or 16.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was nearly offset by an increase in compensation, which includes the impact of a 3.0% increase in billable headcount, and higher SG&A expenses.

Economic Consulting

Revenues in the Economic Consulting segment decreased $2.8 million, or 1.5%, to $188.8 million in the quarter compared to $191.7 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for non-merger and acquisition (“M&A”)-related antitrust and international arbitration services, which was partially offset by higher demand for M&A-related antitrust services and higher realized bill rates for financial economics services. Segment operating income of $7.4 million compared to $12.8 million in the prior year quarter. Adjusted Segment EBITDA of $8.8 million, or 4.7% of segment revenues, compared to $14.2 million, or 7.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and higher compensation.

Technology

Revenues in the Technology segment increased $15.4 million, or 18.4%, to $99.0 million in the quarter compared to $83.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” services, which was partially offset by lower demand for investigations services. Segment operating income of $4.8 million compared to $1.6 million in the prior year quarter. Adjusted Segment EBITDA of $9.1 million, or 9.1% of segment revenues, compared to $5.3 million, or 6.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes higher as-needed consultant costs, and higher SG&A expenses.

Strategic Communications

Revenues in the Strategic Communications segment decreased $2.7 million, or 2.6%, to $100.0 million in the quarter compared to $102.7 million in the prior year quarter. The decrease in revenues was primarily due to a $7.4 million decline in pass-through revenues. Excluding pass-through revenues, revenues increased $4.7 million, or 5.4%, primarily due to higher demand for corporate reputation services. Segment operating income of $17.4 million compared to $17.5 million in the prior year quarter. Adjusted Segment EBITDA of $18.5 million, or 18.5% of segment revenues, compared to $18.5 million, or 18.0% of segment revenues, in the prior year quarter.

2026 Guidance

The Company is reaffirming its full year 2026 revenue guidance range of between $3.940 billion and $4.100 billion. The Company now estimates EPS for full year 2026 will range between $8.70 and $9.30, which compares to the prior range of between $8.90 and $9.60. The Company estimates Adjusted EPS will range between $9.10 and $9.70. The variance between EPS and Adjusted EPS guidance for full year 2026 includes an estimated $0.40 of Extraordinary Litigation-Related Expenses.

Second Quarter 2026 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2026 financial results at 9:00 a.m. Eastern Time on Thursday, July 30, 2026. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 32 countries and territories as of June 30, 2026. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.8 billion in revenues during fiscal year 2025. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Certain of these financial measures are considered not in conformity with GAAP ("non-GAAP financial measures") under the United States Securities and Exchange Commission ("SEC") rules. Specifically, we have referred to the following non-GAAP financial measures:

•
Adjusted Segment EBITDA
•
Adjusted EBITDA

•
Adjusted EBITDA Margin
•
Adjusted Net Income
•
Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income, which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income as a segment’s share of consolidated operating income. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business, losses on early extinguishment of debt and Extraordinary Litigation-Related Expenses (as defined below). We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. Many of our competitors use alternative measures of operating performance. Non-GAAP financial measures are used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that our non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share ("Adjusted EPS"), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business, losses on early extinguishment of debt and Extraordinary Litigation-Related Expenses (as defined below). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

“Extraordinary Litigation-Related Expenses” represent expenses related to the Company’s litigation in the case captioned FTI Consulting, Inc. et al., v. Jonathan M. Orszag et al., 8:23-cv-03200-BAH-AAQ (D.Md.) (together with ancillary proceedings, “FTI vs. Orszag, et al”). In May 2026, the United States District Court for the District of Maryland (the “Court”) allowed the Company to file a third amended complaint to an existing proceeding against Jonathan Orszag, adding Econic Partners LLC, a competitor of the Company, and Dr. Mark Israel, a former Company employee, as defendants. The third amended complaint also added additional claims, including for theft of Company trade secrets and conspiracy to unlawfully compete. This litigation was originally filed in November 2023 against Mr. Orszag, a former Company employee, to enforce the terms of his employment agreement. As a result of the Court’s allowance of the third amended complaint, in the Company’s judgment, beginning in the second quarter of 2026, FTI vs Orszag, et al became non-recurring and outside of the ordinary course of business based on the following considerations: (i) the magnitude of the proceedings, (ii) the complexity of the proceedings, (iii) the counterparties involved and (iv) the Company’s overall litigation strategy. No non-GAAP financial measures for prior periods presented have been adjusted for litigation expenses related to FTI vs. Orszag, et al because the proceedings did not become extraordinary until the second quarter of 2026.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including among other things, statements about future events, anticipated growth, industry prospects, business trends, our future results of operations and financial position, business strategy and plans, future revenues or performance, financing needs, and objectives of management for future operations, are forward-looking statements. Forward-looking statements often contain words such as “may,” “might,” “will,” “should,” “could,” “would,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions. There are a number of risks, uncertainties and other factors that could cause our actual results or outcomes, and the timing of our results or outcomes, to differ materially from the forward-looking statements expressed or implied by this press release. Although we believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, we can provide no assurance that these expectations and assumptions will prove to be correct. Forward-looking statements relate to future events, results and outcomes and are inherently uncertain. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements. Important factors that could cause our actual results or outcomes, and the timing of our results and outcomes, to differ materially from the forward-looking statements we make in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 as well as in other information that we file with the SEC from time to time. All forward-looking statements are presented as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement for any reason.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 163,747	$ 265,091
Accounts receivable, net	1,158,395	1,037,678
Current portion of notes receivable	93,867	87,861
Prepaid expenses and other current assets	170,660	126,997
Total current assets	1,586,669	1,517,627
Property and equipment, net	163,781	169,333
Operating lease assets	190,444	201,492
Goodwill	1,239,753	1,242,777
Intangible assets, net	12,376	13,547
Notes receivable, net	241,628	250,667
Other assets	100,074	95,085
Total assets	$ 3,534,725	$ 3,490,528
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$ 219,316	$ 206,247
Accrued compensation	505,269	712,335
Billings in excess of services provided	57,802	56,607
Total current liabilities	782,387	975,189
Long-term debt, net	1,019,320	365,000
Noncurrent operating lease liabilities	208,661	224,510
Deferred income taxes	98,913	99,611
Other liabilities	91,494	92,487
Total liabilities	2,200,775	1,756,797
Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 27,711 (2026) and 30,864 (2025)	277	309
Additional paid-in capital	—	354
Retained earnings	1,473,529	1,862,672
Accumulated other comprehensive loss	(139,856)	(129,604)
Total stockholders’ equity	1,333,950	1,733,731
Total liabilities and stockholders’ equity	$ 3,534,725	$ 3,490,528

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,

	2026	2025
	(Unaudited)
Revenues	$ 993,464	$ 943,662
Operating expenses
Direct cost of revenues	677,191	641,141
Selling, general and administrative expenses	230,713	202,204
Amortization of intangible assets	539	1,053
	908,443	844,398
Operating income	85,021	99,264
Other income (expense)
Interest income and other	(401)	(2,068)
Interest expense	(11,630)	(5,257)
	(12,031)	(7,325)
Income before income tax provision	72,990	91,939
Income tax provision	15,180	20,241
Net income	$ 57,810	$ 71,698
Earnings per common share ― basic	$ 2.01	$ 2.16
Weighted average common shares outstanding ― basic	28,739	33,261
Earnings per common share ― diluted	$ 1.99	$ 2.13
Weighted average common shares outstanding ― diluted	29,038	33,591
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$ (199)	$ 33,773
Total other comprehensive income (loss), net of tax	(199)	33,773
Comprehensive income	$ 57,611	$ 105,471

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,

	2026	2025
	(Unaudited)
Revenues	$ 1,976,809	$ 1,841,944
Operating expenses
Direct cost of revenues	1,353,709	1,250,069
Selling, general and administrative expenses	453,011	386,539
Special charges	—	25,295
Amortization of intangible assets	1,151	2,070
	1,807,871	1,663,973
Operating income	168,938	177,971
Other income (expense)
Interest income and other	673	774
Interest expense	(18,075)	(6,225)
	(17,402)	(5,451)
Income before income tax provision	151,536	172,520
Income tax provision	36,095	38,998
Net income	$ 115,441	$ 133,522
Earnings per common share ― basic	$ 3.93	$ 3.91
Weighted average common shares outstanding ― basic	29,358	34,152
Earnings per common share ― diluted	$ 3.89	$ 3.87
Weighted average common shares outstanding ― diluted	29,680	34,541
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$ (10,252)	$ 48,347
Total other comprehensive income (loss), net of tax	(10,252)	48,347
Comprehensive income	$ 105,189	$ 181,869

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND EPS TO ADJUSTED EPS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net income	$ 57,810	$ 71,698	$ 115,441	$ 133,522
Add back:
Special charges	—	—	—	25,295
Tax impact of special charges	—	—	—	(5,799)
Extraordinary Litigation-Related Expenses (1)	6,623	—	6,623	—
Tax impact of Extraordinary Litigation-Related Expenses (1)	(1,694)	—	(1,694)	—
Adjusted Net Income	$ 62,739	$ 71,698	$ 120,370	$ 153,018
EPS	$ 1.99	$ 2.13	$ 3.89	$ 3.87
Add back:
Special charges	—	—	—	0.73
Tax impact of special charges	—	—	—	(0.17)
Extraordinary Litigation-Related Expenses (1)	0.23	—	0.23	—
Tax impact of Extraordinary Litigation-Related Expenses (1)	(0.06)	—	(0.06)	—
Adjusted EPS	$ 2.16	$ 2.13	$ 4.06	$ 4.43
Weighted average number of common shares outstanding ― diluted	29,038	33,591	29,680	34,541

(1)
Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2026
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$ 8.70	$ 9.30
Extraordinary Litigation-Related Expenses (2)	0.54	0.54
Tax impact of Extraordinary Litigation-Related Expenses (2)	(0.14)	(0.14)
Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$ 9.10	$ 9.70

(1) The forward-looking guidance on estimated 2026 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

(2) Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2026 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 57,810
Interest income and other							401
Interest expense							11,630
Income tax provision							15,180
Operating income	$ 82,475	$ 29,215	$ 7,444	$ 4,813	$ 17,390	$ (56,316)	$ 85,021
Depreciation of property and equipment	3,208	1,949	1,360	4,237	1,038	487	12,279
Amortization of intangible assets	280	190	—	—	69	—	539
Extraordinary Litigation-Related Expenses (1)	—	—	—	—	—	6,623	6,623
Adjusted EBITDA	$ 85,963	$ 31,354	$ 8,804	$ 9,050	$ 18,497	$ (49,206)	$ 104,462

Six Months Ended June 30, 2026 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 115,441
Interest income and other							(673)
Interest expense							18,075
Income tax provision							36,095
Operating income	$ 167,705	$ 52,300	$ 113	$ 12,516	$ 38,228	$ (101,924)	$ 168,938
Depreciation of property and equipment	6,313	3,899	2,809	8,367	2,022	1,158	24,568
Amortization of intangible assets	595	419	—	—	137	—	1,151
Extraordinary Litigation-Related Expenses (1)	—	—	—	—	—	6,623	6,623
Adjusted EBITDA	$ 174,613	$ 56,618	$ 2,922	$ 20,883	$ 40,387	$ (94,143)	$ 201,280

(1)
Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2025 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 71,698
Interest income and other							2,068
Interest expense							5,257
Income tax provision							20,241
Operating income	$ 78,128	$ 29,071	$ 12,807	$ 1,560	$ 17,474	$ (39,776)	$ 99,264
Depreciation of property and equipment	2,768	1,889	1,376	3,724	938	628	11,323
Amortization of intangible assets	756	228	—	—	69	—	1,053
Adjusted EBITDA	$ 81,652	$ 31,188	$ 14,183	$ 5,284	$ 18,481	$ (39,148)	$ 111,640

Six Months Ended June 30, 2025 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 133,522
Interest income and other							(774)
Interest expense							6,225
Income tax provision							38,998
Operating income	$ 119,078	$ 59,177	$ 24,896	$ 8,154	$ 26,199	$ (59,533)	$ 177,971
Depreciation of property and equipment	5,350	3,602	2,735	6,794	1,779	1,208	21,468
Amortization of intangible assets	1,475	457	—	—	138	—	2,070
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295
Adjusted EBITDA	$ 137,599	$ 68,711	$ 28,614	$ 16,876	$ 31,384	$ (56,380)	$ 226,804

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2026 (Unaudited)
Corporate Finance	$ 411,399	$ 85,963	20.9%	59%	$ 553	2,358
Forensic and Litigation Consulting	194,254	31,354	16.1%	54%	$ 465	1,527
Economic Consulting	188,812	8,804	4.7%	61%	$ 633	970
Technology (1)	99,017	9,050	9.1%	N/M	N/M	641
Strategic Communications (1)	99,982	18,497	18.5%	N/M	N/M	913
	$ 993,464	$ 153,668	15.5%			6,409
Unallocated Corporate		(49,206)
Adjusted EBITDA		$ 104,462	10.5%

Six Months Ended June 30, 2026 (Unaudited)
Corporate Finance	$ 820,901	$ 174,613	21.3%	60%	$ 549	2,358
Forensic and Litigation Consulting	387,132	56,618	14.6%	56%	$ 458	1,527
Economic Consulting	364,460	2,922	0.8%	61%	$ 605	970
Technology (1)	201,340	20,883	10.4%	N/M	N/M	641
Strategic Communications (1)	202,976	40,387	19.9%	N/M	N/M	913
	$ 1,976,809	$ 295,423	14.9%			6,409
Unallocated Corporate		(94,143)
Adjusted EBITDA		$ 201,280	10.2%

Three Months Ended June 30, 2025 (Unaudited)
Corporate Finance	$ 379,239	$ 81,652	21.5%	61%	$ 532	2,188
Forensic and Litigation Consulting	186,517	31,188	16.7%	57%	$ 439	1,482
Economic Consulting	191,657	14,183	7.4%	64%	$ 593	991
Technology (1)	83,599	5,284	6.3%	N/M	N/M	655
Strategic Communications (1)	102,650	18,481	18.0%	N/M	N/M	892
	$ 943,662	$ 150,788	16.0%			6,208
Unallocated Corporate		(39,148)
Adjusted EBITDA		$ 111,640	11.8%

Six Months Ended June 30, 2025 (Unaudited)
Corporate Finance	$ 722,884	$ 137,599	19.0%	59%	$ 513	2,188
Forensic and Litigation Consulting	377,119	68,711	18.2%	58%	$ 434	1,482
Economic Consulting	371,518	28,614	7.7%	63%	$ 566	991
Technology (1)	180,755	16,876	9.3%	N/M	N/M	655
Strategic Communications (1)	189,668	31,384	16.5%	N/M	N/M	892
	$ 1,841,944	$ 283,184	15.4%			6,208
Unallocated Corporate		(56,380)
Adjusted EBITDA		$ 226,804	12.3%

N/M Not meaningful

(1) The majority of the Technology and Strategic Communications segments' revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,

	2026	2025
	(Unaudited)
Operating activities
Net income	$ 115,441	$ 133,522
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	24,568	21,468
Amortization of intangible assets	1,151	2,070
Amortization of notes receivable	46,039	30,445
Amortization of tax equity investment	16,881	—
Provision for expected credit losses	14,111	11,909
Share-based compensation	22,051	19,671
Deferred income taxes	4,976	17,506
Other	1,677	159
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(141,633)	(91,734)
Notes receivable, net of repayments	(44,010)	(234,081)
Prepaid expenses and other assets	(6,579)	(13,224)
Accounts payable, accrued expenses and other	(2,488)	(11,623)
Income taxes	(14,256)	(84,105)
Accrued compensation	(197,047)	(204,284)
Billings in excess of services provided	1,389	(7,216)
Net cash used in operating activities	(157,729)	(409,517)
Investing activities
Purchases of property and equipment and other	(21,885)	(35,228)
Payment for tax equity investment	(42,101)	—
Net cash used in investing activities	(63,986)	(35,228)
Financing activities
Borrowings under revolving line of credit	1,085,000	745,000
Repayments under revolving line of credit	(730,000)	(275,000)
Proceeds from issuance of term loan	300,000	—
Payments of debt issuance costs	(5,401)	—
Purchase and retirement of common stock, including excise tax	(520,037)	(536,678)
Share-based compensation tax withholdings	(8,103)	(16,880)
Deposits and other	3,053	(636)
Net cash provided by (used in) financing activities	124,512	(84,194)
Effect of exchange rate changes on cash and cash equivalents	(4,141)	21,277
Net decrease in cash and cash equivalents	(101,344)	(507,662)
Cash and cash equivalents, beginning of period	265,091	660,493
Cash and cash equivalents, end of period	$ 163,747	$ 152,831